Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Addresses COVID-19 Impact on Business and Provides Preliminary First Quarter 2020 Revenue

Preliminary first quarter 2020 revenue expected to be approximately $5 million, similar to prior year first quarter and driven by expansion in Middle East

VERNAL, UT, April 9, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), an innovator and manufacturer of drilling tool technologies, announced today actions the Company has taken to address the recent changes in the oil & gas industry resulting from a combination of the reduction in the price of oil and the decline in demand for oil due to COVID-19. The Company also provided preliminary revenue and cash for the first quarter 2020, which ended March 31, 2020.

Troy Meier, Chairman and Chief Executive Officer, commented, “First quarter preliminary revenue of approximately $5 million clearly demonstrated that the Drill-N-Ream® (“DNR”), our flagship wellbore conditioning tool, is making excellent progress in the Middle East and continues to command recognition in the U.S. However, the dramatic turn of events in March, that has created an unprecedented situation globally for the oil and gas industry, has driven us to take aggressive actions to reduce our cost structure and preserve cash.”

Actions implemented to address COVID-19 and reduce costs:

●	Executive officers base salaries and directors’ fees reduced by 20%

●	Other management team and salaried workforce salaries reduced by 5% to 10%

●	Workforce reduced by 20%

●	Further investment in new technology, including the StriderTM oscillation system, deferred

Chris Cashion, Chief Financial Officer, commented, “Our first quarter was strong and we ended it with approximately $2.6 million in cash, up from $1.2 million at the end of 2019. However, we are assuming that the U.S. rig count will continue to drop, oil production in the Middle East will decline and the recent pricing pressure on our products and services will be sustained. The cost reduction actions we have taken has reduced our cash breakeven to approximately $1.1 million in revenue per month. In addition, we are addressing our balance sheet. We have applied for two loans made available through federally funded programs. We have also initiated conversation with the holder of the Hard Rock note regarding delaying into the future the principal payments due in July and October this year. We believe our efforts, plus a second level of potential actions if needed, will ensure we have sufficient liquidity.”

Mr. Meier concluded, “COVID-19 has measurably reduced demand for oil globally and the severity of the situation is magnified by higher levels of international production creating a growing surplus of supply. Our team has reacted quickly to this rapidly evolving environment and we believe we are positioned to weather this storm as we have many others in the past.”

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Superior Drilling Products, Inc. Addresses COVID-19 Impact on Business and Provides
Preliminary First Quarter 2020 Revenue

April 9, 2020

Webcast and Conference Call

The Company currently plans to report first quarter results before the market opens on Thursday, May 7, 2020. SDP also plans to host a conference call and live webcast that day at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter. A slide presentation will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitation, the continued impact of COVID-19 on the Company’s business and results of operations, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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